Exhibit 10.14

SiTime

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”), effective as of the Effective Date as defined below, and is made and entered into by and between SiTime Corporation (hereinafter referred to as “Manufacturer” or “SiTime”), a Delaware corporation, organized and existing under the laws of Delaware, USA, with offices located at 990 Almanor Ave, Sunnyvale, CA 94085, and MegaChips Corporation (hereinafter referred to as “Distributor”), a Japanese corporation, organized and existing under the laws of Japan, with offices located at 1-1-1 Miyahara, Yodogawa–ku, Osaka, 532-0003 Japan.

Recitals

WHEREAS, Manufacturer is in the business of developing and selling Products (as defined in Exhibit A); and

WHEREAS, Distributor is in the business of acting as a distributor for Products (as defined in Exhibit A); and

WHEREAS, Manufacturer desires to appoint Distributor as an authorized distributor for the Products within the Territory (as defined in Exhibit B); and

WHEREAS, Distributor desires to become a distributor of Manufacturer’s Products in the Territory (as defined in Exhibit B).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.0	DEFINITIONS

When used in this Agreement, each of the following terms shall have the meaning attributed to it below.

a.	“Agreement” shall mean the terms set out in this distribution agreement, together with the attached exhibits and any subsequent amendments approved in writing by both Parties.

b.	“Customer” shall mean end-users of the Products or other qualified distributors of the Products .

c.	“Effective Date” shall mean the date on which the last signing Party hereto affixes their signature.

d.	“Party or Parties” shall mean one or both of those companies as represented in the signature block of this Agreement

e.

“Product” or “Products” shall mean those products listed in Exhibit A; Manufacturer may, in its sole discretion (i) change or add Products, (ii) abandon or discontinue the production of any Product, (iii) modify the design of or upgrade its Products or any part thereof, or (iv) change its service(s), warranty, or other policies regarding the Product upon Manufacturer giving prior written notice to Distributor. Distributor agrees to act hereunder in respect of such other products as fully as if they were originally named herein.

f.	“Territory” shall mean the geographical areas listed in Exhibit B, expandable to other countries only upon mutual written consent by both Parties.

g.

“Trademarks” shall mean those trademarks, service marks, and other proprietary words and symbols, which Manufacturer may designate in writing from time to time and under which Manufacturer markets or promotes the Product.

2.0	APPOINTMENT OF DISTRIBUTOR

2.1.    Appointment. Subject to the terms of this Agreement, Manufacturer appoints Distributor as an authorized distributor of Manufacturer’s Product(s) solely within the Territory set forth in Exhibit B, and Distributor accepts such appointment, as an independent, exclusive Distributor of Products within the Territory.

2.2.    Nature of Relationship. The relationship of Manufacturer and Distributor established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to: (i) give either Party the power to direct or control the day-to-day activities of the other, (ii) constitute the Parties as partners, joint ventures, employees, agents or co-owners, or (iii) allow either Party to assume any obligation on behalf of the other Party for any purpose whatsoever. Specifically, Distributor has no right or authority to act for or bind Manufacturer in any respect or to make any representations or warranties, express or implied, on behalf of Manufacturer.

3.0	DISTRIBUTOR’S OBLIGATIONS

During the entire term of this Agreement, Distributor agrees to use its best efforts to accomplish the following:

3.1.    Promotion and Sale of Product. Distributor shall fully and actively promote, market, and sell the Product to customers in the Territory, using best efforts to maintain and increase sales of the Product within the Territory.

3.2.    Stocking. Distributor shall carry such stock of the Products at each authorized location as may be necessary to meet demand for the same in the Territory.

3.3. Forecasting. Distributor shall provide to Manufacturer a quarterly rolling forecast of Distributor’s anticipated quantity requirements and shipment dates for such Products, which shall be updated at least monthly or as soon as commercially reasonable upon Distributor’s discovery of any material information that may affect the prior forecast submitted to Manufacturer (the “Forecast”). The Forecast shall be prepared in Distributor’s good faith judgment.

3.4.    Facilities and Personnel. Distributor shall provide and maintain adequate sales facilities and sales personnel in accordance with industry best practices and reasonable standards that from time to time are established by mutual agreement of the Parties.

3.5.    Reports. Distributor shall submit a written report to Manufacturer, on or before the expiration of fifteen (15) days after the end of each month, containing the following information:

(i)	A sales report, which contains the names of all Customers that purchased Product, and quantity and revenue of all Product sold during the preceding calendar month.

(ii)	An inventory report, which contains a listing by Product and/or part number with quantity of all Products in stock as of the end of the preceding calendar month.

3.6.    Records. Distributor shall maintain a complete record of all sales of Products, showing Customer name, date of sale, Product model, and copies of all sales order acknowledgments and invoices for all Products. The records referred to in this Section, or copies thereof, shall be supplied to Manufacturer upon its request.

3.7.    Customer Complaints. Distributor shall notify Manufacturer immediately of any complaints or problems concerning the Products or any misuse of the Products.

3.8.    Notification of Infringement. Distributor shall notify Manufacturer immediately of any actual, suspected or alleged infringement of Manufacturer patents, trademarks or copyrights that it becomes aware of in the Territory.

3.9.    Government Authorizations and Compliance with Laws. At its own expense, Both of Distributor and Manufacturer shall obtain and continue to maintain in good standing all licenses, permits and other governmental approvals and/or authorizations required in connection with this Agreement and the sale of Products in the Territory, including without limitation, export and import licenses and foreign exchange permits. Both of Distributor and Manufacturer shall fully comply with the relevant export administration and control laws and regulations (see Exhibit C), as may be amended from time to time, to ensure that the Products are not exported (directly or indirectly) in violation of laws of United States or Japan. Both of Distributor and Manufacturer shall keep Manufacturer apprised of the status of such licenses, permits and approvals/authorizations. Both of Distributor and Manufacturer shall also comply with the Foreign Corrupt Practices Act.

3.10.    Expenses. Except as otherwise specifically provided in this Agreement, Distributor shall pay its own expenses in carrying out its obligations under this Agreement.

3.11. Audit and Inspection. No more than twice annually, upon reasonable prior written notice, Distributor shall permit Manufacturer, at Manufacturer’s sole cost and expense, to (i) audit those records of Distributor which pertain solely and exclusively to purchases of Products under this Agreement from the previous twelve (12) months or from and after the last such audit, whichever period is shorter and which are located at Distributor’s principal place and branch locations of business~~,~~ and (ii) perform an inventory of all Products purchased hereunder by Distributor at each location; provided, however, that such audit and inventory are carried out at reasonable times and in a manner that will not disrupt or otherwise materially adversely impact the conduct of Distributor’s business.

4.0	MANUFACTURER OBLIGATIONS

4.1.    Marketing Materials. Manufacturer shall furnish to Distributor without charge a reasonable supply of price lists, sales literature, books, catalogs, specification sheets, promotional plans and similar printed material and shall provide Distributor with such training, technical and sales support and assistance (including sales forecasting and planning assistance) as may be reasonably necessary, and requested by Distributor, to assist Distributor in effectively carrying out its activities under this Agreement.

4.2.    Training. Manufacturer shall coordinate with Distributor to conduct training seminars either at Manufacturer’s facilities or in the Territory as may be reasonably necessary to assist Distributor in supporting the Products.

4.3.    Other Technical Support. Manufacturer shall provide Distributor with such other technical and sales assistance as may be reasonably necessary to assist Distributor in effectively carrying out its activities under this Agreement.

5.0	ORDERS

5.1.    Orders are not accepted by Manufacturer unless acknowledged in writing. Manufacturer reserves the right to refuse any order from Distributor that does not meet published or approved price guideline or for any other terms not agreed to prior.

5.2.    Unless otherwise agreed to, all orders will not be cancellable or reschedulable (with the exception of pull-ins) inside a thirty (30) day window from Manufacturer’s most recently acknowledged ship date or Distributor’s most recent request date, whichever is earlier.

5.3.    Manufacturer, at its sole discretion, may require some products to be purchased as “30NR” or “NCNR”. Products purchased as “30NR” shall have the same cancellation and rescheduling window as Section 5.2, but will NOT be eligible for return for any reason other than Warranty, price protection or stock rotation. Products purchased as “NCNR” shall be non-cancellable and will NOT be eligible for return for any reason other than Warranty, price protection or stock rotation. Manufacturer will consider both “30NR” and “NCNR” as final sale. Manufacturer will strive to give Distributor as much notice as possible before implementing these restrictions and require all purchase orders to clearly state the terms as either “30NR” or “NCNR” prior to order acceptance. After notification, Manufacturer will give Distributor a onetime thirty (30) day period to adjust inventory for parts moving to “30NR” or to adjust backlog and inventory for parts moving to “NCNR”, with the provision that for parts moving from “30NR” to “NCNR”, only a backlog adjustment will be allowed.

6.0	DELIVERY

All shipments will be EX Works Manufacturer’s factory (Incoterms 2000) and shall be made in accordance with mutually acceptable shipping instructions. Orders issued by the Distributor will specify requested shipment dates. Manufacturer will use its commercially reasonable best efforts to ship according to the requested date. In the absence of specific agreed upon instructions, the shipping and packaging method shall be at the reasonable discretion of Manufacturer, provided that Manufacturer shall, consistent with sound business practice, select a method of shipping and packaging which is suitable for the Product. In the event of any error in delivery by the carrier, Manufacturer shall assist Distributor in tracing the shipment and obtaining delivery of the Products.

7.0	STOCK ROTATION

7.1.    Within thirty (30) days after the end of each six (6) month period during the term of this Agreement (beginning with the Effective Date hereof), Distributor may return a quantity of Products to Manufacturer for credit provided that the total credit shall not exceed 5% of the net sales dollars invoiced by Manufacturer to Distributor during the said six (6) month period. The credit to be issued in respect of Products so returned shall be the actual net invoice price charged for same by Manufacturer to Distributor, less any prior credits granted by Manufacturer to Distributor for the said Product. All Products returned in accordance with this provision must be unused and in factory-shipped condition. Products so returned will be shipped freight collect. The foregoing return privilege shall be subject to the following:

i.    Prior to returning any Product, Distributor must obtain a Return Authorization from Manufacturer, which shall be given to Distributor within thirty (30) days of request. All stock rotation requests must be submitted in writing.

ii.    The Products must be returned in their original unopened packaging and must have been shipped within twenty-four (24) months of the stock rotation as determined by the invoice date.

iii.    Distributor shall accompany all stock rotation requests with an offsetting purchase order for the replacement of Products. The total purchase of new Product shall be equal to or greater than the amount of the stock rotation.

8.0	PRICING

8.1.    The Distributor shall purchase Products at prices set forth in Manufacturer’s then-current price list. Such price list will be published by the Manufacturer and delivered to the Distributor on a quarterly basis and each such price list is incorporated into this Agreement by reference.

8.2.    In the event of a price decrease, all new orders placed on or after the effective date of the price change shall be billed at the lower price.

8.3.    Manufacturer shall notify Distributor in writing of a price increase at least thirty (30) days prior to the effective date of such increase. All orders for Product received and acknowledged by Manufacturer prior to the effective date of a price increase shall be shipped and billed according to the price prior to the announced price increase.

9.0	PAYMENT

9.1.    Payment Terms. Distributor shall pay all current monthly invoices by the end of the following month of the respective invoice. Payment shall be made in US Dollars by wire transfer. Manufacturer shall provide its wire transfer information to Distributor for such payment and shall notify Distributor promptly of any changes thereto.

9.2.    Taxes: Late Fees. Distributor will pay, indemnify and hold Manufacturer harmless from all charges including, without limitation, transportation charges, any sales, use, excise, ad valorem, import, export, value-added or similar tax, or other tax or duty not based upon Manufacturers net income and all government permit fees, license fees, customs fees and similar fees, duties and other governmental assessments which Manufacturer may incur in connection with this Agreement and the performance of Manufacturer or Distributor’s (or any Affiliate’s) obligations hereunder. Any amounts that are not paid on or before such payment is due shall bear interest at a rate of one percent (1%) per month, calculated on the number of days such payment is delinquent, or if less, the maximum amount permitted by law. The foregoing shall in no way limit any other remedy available to Manufacturer.

10.0	PRODUCT CHANGES

10.1.    Discontinued products. Manufacturer may, at its sole discretion, discontinue the manufacturer and/or sale of any Product. In the event of any such discontinuance, Manufacturer shall give Distributor at least one hundred and eighty (180) days prior written notice thereof. Distributor may, in its sole discretion, within sixty (60) days after receipt of such notice, notify Manufacturer in writing of Distributor’s intention to return any or all Products in its inventory, which have been so discontinued. Manufacturer shall, within thirty (30) days after receiving Product so returned, issue to Distributor full credit for all such Product. Any such credit shall be in the amount of the actual net invoice price paid by Distributor for the discontinued Products less any prior credits. Products so returned shall be shipped freight collect.

10.2.    Modification of products. Manufacturer shall give Distributor ninety (90) days prior written notice of all engineering modifications or product changes that will affect Products in Distributor’s inventory if such changes materially affect form, fit, or function. Distributor agrees to promptly provide and pass on to its customers such product or engineering change notices that would affect Manufacturer’s Products, which it sells or offers to sale. If these modifications preclude or materially limit Distributor inventory from selling once the engineering modifications are implemented, Manufacturer and Distributor shall cooperate to move the affected inventory through resale or repurchase. If after the above efforts, affected Products still remain in Distributor’s inventory, Manufacturer agrees to replace it with equivalent value of upgraded Products. Manufacturer shall pay all freight and shipping charges in connection with any such returns or replacements.

11.0	INTELLECTUAL PROPERTY; USE OF TRADEMARKS

11.1.    Intellectual Property. Distributor agrees that it will not modify any Products and will not remove Products from their internal shipping packaging in which such Products are delivered by Manufacturer. Distributor acknowledges that Manufacturer and its suppliers exclusively own, subject only to any rights or licenses expressly granted in this Agreement, (1) all designs, drawings, formulas or other data, photographs, samples, literature, and sales aids of every kind in connection with the Products and (2) all rights in the Products and the items specified in (1), including without limitation trademarks, trade names, patents, copyrights, maskwork rights, trade secrets, and other intellectual property rights throughout the world.

11.2.    Use of Trademarks. Subject to the terms and conditions of this Agreement, Manufacturer hereby grants Distributor a non-exclusive, non-transferable, limited and revocable license to use the Trademarks. Distributor will only use the Trademarks in connection with the advertising, promotion and distribution of the Product in the Territory and in accordance with Manufacturer standards, specifications and instructions provided to Distributor from time to time. Distributor will have no rights in the Trademarks except this limited right to use, and all of Distributor’s use of the Trademarks will accrue to the benefit of Manufacturer. Distributor agrees that upon the expiration or termination of this Agreement for any reason, it will cease all use of the Trademarks, and destroy or return to Manufacturer all materials bearing any of the Trademarks. During the term of this Agreement and so long as Distributor is in full compliance of its obligations set forth in the Agreement, Manufacturer and Distributor authorize each other to utilize the World Wide Web in the advertising and promotion of products and authorize each other to hyperlink their respective websites.

12.0	CO-OP ADVERTISING

Co-op Advertising is not included in this Agreement at this time.

13.0	TERM

The term of this Agreement shall be for one (1) year (“Initial Term”) commencing on the Effective Date hereof and shall automatically be renewed thereafter for an additional one (1) year period on each anniversary of the Effective Date hereof unless terminated by either Party upon written notice at least ninety (90) days prior to each consecutive anniversary date hereof.

14.0	TERMINATION

14.1.    In the event of any breach or default by the other Party in any of the terms or conditions of this Agreement, and if such breach is not remedied within thirty (30) days from the date of notification thereof, the non-defaulting Party may immediately terminate this Agreement by giving written notice to the other Party.

14.2.    In the event this Agreement is terminated by either Party, with or without cause, Manufacturer may, at its sole discretion, repurchase from distributor any and all unsold Products from its inventory at eighty five percent (85%) of the price paid by Distributor, to reflect a fifteen percent (15%) restocking fee, less any prior credits granted by Manufacturer on such products. Manufacturer shall pay all freight and shipping charges in connection with such repurchase. Manufacturer shall be required to repurchase only those Products that are in good merchantable condition (and in manufacturer’s original packaging).

14.3.    Within thirty (30) days after the termination of this Agreement for any reason, Distributor shall return and deliver to Manufacturer (a) all records and copies relating to the Products and sales, including those items referred to in Sections 3.5 and 3.6 of this Agreement, and (b) all documentation and copies thereof containing or concerning Manufacturer’s Proprietary Information.~~.~~ Distributor shall not make or retain any copies of any confidential items or information that may have been entrusted to it. Upon termination of this Agreement for any reason, Distributor shall immediately cease using any materials which indicates it is an authorized distributor of Manufacturer and cease using any Manufacturer Proprietary Information, Trademark, logo, symbol or any mark or name confusingly similar thereto. Neither Party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other arising from or incident to any termination or expiration of this Agreement in accordance with the terms of this Agreement. Without limiting the foregoing, neither Party shall be entitled to any damages on account of prospective profits or anticipated sales. Distributor agrees to waive the benefit of any law or regulation providing compensation to Distributor arising from the termination or expiration of this Agreement and Distributor hereby represents and warrants that such waiver is irrevocable and enforceable by Manufacturer. All payments due to one Party by the other Party under this Agreement shall be paid in full immediately upon termination or expiration of this Agreement.

15.0	WARRANTIES AND REPRESENTATIONS

Manufacturer shall provide the following warranty for Products to be resold by Distributor under the terms of this Agreement:

15.1.    Manufacturer represents and warrants to Distributor that the Products, for a period of one (1) year, will be free from defects in materials and workmanship and will operate in material conformance with Manufacturer’s Documentation. This warranty period begins the date Products are shipped from the Distributor to its customer. The foregoing warranty does not apply to any Products and does not cover any damage or defect of a Product which are caused in whole or in part by (i) misuse or abuse including static discharge, neglect or accident, (ii) unauthorized modification or repairs which have been soldered or altered during assembly and are not capable of being tested by Manufacturer under its normal test conditions, (iii) improper installation, storage, handling, warehousing or transportation, or (iv) being subjected to unusual physical, thermal, or electrical stress. The warranties provided under this Section also do not cover damage or defects caused by a Force Majeure Event. Manufacturer’s obligation for Products failing to meet this warranty shall be to replace or repair the nonconforming Product where within the warranty period (i) Manufacturer has received written notice of any nonconformity, and (ii) after Manufacturer’s written authorization to do so, and the nonconforming Product has been returned to Manufacturer, and (iii) Manufacturer has determined that the Product is nonconforming and that such nonconformity is not a result of improper installation, repair or other misuse by the customer. Manufacturer shall bear the cost of freight and insurance to the point of repair for returned nonconforming goods to Manufacturer and for return of such goods from the point of repair to Distributor. The warranty on any replacement Product shall be the greater of ninety (90) days from the time of shipment or the remaining term of the original warranty. Distributor shall not give a Customer any warranty for the Products other than as set forth in Section 15.1 above. The foregoing is Distributor’s sole and exclusive remedy, and Manufacturer’s sole and exclusive liability, for any breach of the warranty specified in this section 15.1.

15.2.    Each Party hereby represents and warrants to the other that: (a) it has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (b) the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not and will not conflict with or violate any requirement of applicable laws or regulations, and (ii) do not and will not conflict with, or constitute a default under, any contractual obligations of it.

15.3.    Warranty Disclaimer. EXCEPT AS PROVIDED HEREIN, MANUFACTURER MAKES NO WARRANTIES OR CONDITIONS, EXPRESS, STATUTORY, IMPLIED OR

OTHERWISE, AND MANUFACTURER SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT, AND ALL OTHER IMPLIED WARRANTIES OR CONDITIONS ARISING FROM COURSE OF DEALING, USAGE OF TRADE OR CUSTOM. NOTWITHSTANDING THE FOREGOING, MANUFACTURER DOES NOT EXCLUDE LIABILITY TO THE EXTENT THAT SUCH LIABILITY MAY NOT BE EXCLUDED OR LIMITED BY LAW.

16.0	LIMITATION OF LIABILITY

IN NO EVENT WILL MANUFACTURER BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, EXEMPLARY, SPECIAL OR INCIDENTAL DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT OR THE PRODUCTS, AND MANUFACTURER’S TOTAL CUMULATIVE LIABILITY IN CONNECTION WITH THIS AGREEMENT AND THE PRODUCTS, WHETHER IN CONTRACT OR TORT OR OTHERWISE, WILL NOT EXCEED THE AMOUNTS PAID OR PAYABLE TO MANUFACTURER BY DISTRIBUTOR UNDER THIS AGREEMENT IN THE TWELVE (12) MONTHS PRECEDING THE CLAIM. THE FOREGOING LIMITATIONS OF LIABILITY ARE INDEPENDENT OF ANY EXCLUSIVE REMEDIES FOR BREACH OF WARRANTY SET FORTH IN THIS AGREEMENT.

17.0	CONFIDENTIALITY

17.1.    During the term of this Agreement and at all times thereafter, Distributor shall acknowledge as proprietary and keep confidential (i) all confidential or proprietary information covering Products and/or processes, including without limitation, markings, sale, business and technical information or specifications, engineering data, diagnostic software, price lists and customer lists, (ii) any information disclosed to Manufacturer by any third party which Manufacturer is obligated to treat as confidential or proprietary, (iii) any information pertaining to the business of Manufacturer or any of its customers, vendors, suppliers, consultants or affiliates, acquired or learned by Distributor during the term of this Agreement, or (iv) any other information designated by Manufacturer as confidential or proprietary. Distributor acknowledges that the information referred to in this Section 17.1 shall at all times remain the property of Manufacturer and shall be deemed furnished to Distributor in strict confidence. Distributor shall use such information only in connection with its obligations under this Agreement. Without limiting the foregoing, all books, documents, records and other material and information made known to Distributor by Manufacturer pursuant to this Agreement are hereby designated as confidential.

17.2.    During the term of this Agreement and at all times thereafter, Manufacturer shall acknowledge as proprietary and keep confidential (i) any information disclosed to Distributor by any third party which Distributor is obligated to treat as confidential or proprietary, (ii) any information pertaining to the business of Distributor or any of its customers, vendors, suppliers, consultants or affiliates, acquired or learned by Manufacturer during the term of this Agreement, or (iii) any other information designated by Distributor as confidential or proprietary. Manufacturer acknowledges that the information referred to in this Section 17.1 shall at all times remain the property of Distributor and shall be deemed furnished to Manufacturer in strict confidence. Distributor shall use such information only in connection with its obligations under this Agreement. Without limiting the foregoing, all books, documents, records and other material and information made known to Manufacturer by Distributor pursuant to this Agreement are hereby designated as confidential.

18.0	INDEMNIFICATION

18.1.    Manufacturer’s Indemnity Obligation. Manufacturer shall, at its expense, defend Distributor against any claim that Manufacturer’s Products supplied hereunder infringes any [patents, copyright, trade secret, or trademark]. Manufacturer shall pay all reasonable costs, damages and attorney’s fees that a court finally awards as a result of such claim. To qualify for such defense and payment, Distributor must: (a) give Manufacturer prompt written notice of any such claim, and (b) allow Manufacturer to control, and fully cooperate with Manufacturer in, the defense of such claim and all related settlement negotiations. In the event that Distributor bears the cost in cooperating with Manufacturer in the defense of such claim and all related settlement negotiations, Manufacturer shall reimburse to Distributor such cost. If such a claim of infringement is made, Manufacturer at its option, may obtain for Distributor the right to continue to use and market the Products, replace them with non infringing Products, or modify said Products so that they become non infringing. Manufacturer will not have liability for any such claim resulting from the use or combination of the Products with goods or services not provided by Manufacturer, or any modification or alteration of the Products. The foregoing is Distributor’s sole and exclusive remedy, and Manufacturer’s sole and exclusive liability, for any claim of infringement.

18.2.    Distributor’s Indemnity Obligation. Distributor agrees to indemnify and hold Manufacturer, its officers, directors, employees, successors, and assigns harmless from and against any and all losses, damages, or expenses of whatever form or nature, including reasonable attorneys’ fees and other reasonable costs of legal defense, whether direct or indirect, that they, or any of them, may sustain or incur as a result of any acts or omissions of Distributor or any of its directors, officers, employees, or agents, including but not limited to (i) breach of any of the provisions of this Agreement, (ii) negligence or other tortious conduct, (iii) representations or statements not specifically authorized by Manufacturer herein or otherwise in writing, or (iv) violation by Distributor (or any of its directors, officers, employees, or agents) of any applicable law, regulation, or order in or of the Territory or the United States.

19.0	ASSIGNMENT

Distributor may not assign or transfer, by operation of law or otherwise, any of its rights under this Agreement to any third party without Manufacturer’s prior written consent. Manufacturer may freely assign this Agreement in whole or in part. Any attempted assignment or transfer in violation of the foregoing will be void.

20.0	WAIVER

The failure of either Party to enforce at any time or for any period of time any of the provisions hereof shall not be construed to be a waiver of such provisions or of the right of such Party thereafter to enforce each and every such provision.

21.0	ENFORCEABILITY

If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated, provided that the Agreement remains substantially capable of performance without adversely affecting the rights of the Parties.

22.0	NOTICES

Any notice or other formal communication required or permitted hereunder shall be sufficiently given, (i) when delivered personally, by fax (and confirmed by regular mail), or by courier service or express service, or (ii) [five (5) days] after the postmark date if mailed by certified or registered mail, postage prepaid, addressed to a Party at its address stated below:

Distributor	Manufacturer

MegaChips Corporation, 1-1-1 Miyahara, Yodogawa-ku Osaka, 532-0003 Japan	SiTime Corporation 990 Almanor Ave. Sunnyvale, CA 94085

23.0	ENGLISH LANGUAGE

This Agreement shall be made in the English language, which language shall be controlling in all respects, and all versions hereof in any language shall not be binding upon the Parties. All communications and notices to be made pursuant to this Agreement, including all Attachments and related documentation, shall be in the English language.

24.0	ENTIRE AGREEMENT

This Agreement supersedes all prior communications or understandings between Distributor and Manufacturer and constitutes the entire agreement between the Parties with respect to the matters covered herein. In the event of a conflict or inconsistency between the terms of this Agreement and those of any order, quotation, solicitation or other communication from one Party to the other, the terms of this Agreement shall be controlling.

25.0	COUNTERPARTS

This Agreement may be signed in two counterparts each of which shall be deemed to be an original, but which together will form a single Agreement as if both Parties had executed the same document.

26.0	AMENDMENT

This Agreement cannot be changed, modified or amended unless such change, modification, or amendment is in writing and executed by the Party against which the enforcement of such change, modification or amendment is sought.

27.0	PARAGRAPH HEADINGS

Paragraph headings and numbers have been inserted for convenience of reference only.

28.0	FORCE MAJEURE

Neither Party shall be responsible nor liable to the other Party for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts of God, acts of governments, wars, riots, strikes or other labor disputes, fire, flood, or other causes beyond the reasonable control of the nonperforming or delayed Party and without the negligence of such Party.

29.0	GOVERNING LAW

This Agreement shall be governed by and construed according to the laws of Japan without giving effect to any conflicts of laws principles that require the application of the laws of a different jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

30.0	DISPUTE AND ARBITRATIION

Any disputes concerning questions of fact or law arising from or in connection with the interpretation, performance, non-performance or termination of this Agreement including the validity, scope , or enforceability of this Agreement to Arbitrate shall be settled by mutual consultation between the Parties in good faith as promptly as possible, but if both Parties fail to make an amicable settlement, such disputes shall be settled by arbitration in Osaka, Japan in accordance with the applicable rules of Japan Commercial Arbitration Association. The award of the arbitrators shall be final and binding upon the Parties.

31.0	SURVIVORSHIP

All obligations and duties hereunder which by their nature extend beyond the expiration or termination of this Agreement shall survive and remain in effect beyond any expiration or termination hereof.

32.0	ATTORNEY’S FEES

In the event of any action, suit or proceeding relating to the enforcement or interpretation of this Agreement, the prevailing Party shall be entitled, in addition to any other rights and remedies it may have, to recover its reasonable attorneys’ fees and related costs from the non-prevailing Party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed and accepted by their duly authorized representatives as of the day and year written below.

DISTRIBUTOR		MANUFACTURER

MegaChips Coproration		SiTime CORPORATION

By:	/s/ Kyoichi Kissei	By:	/s/ Mark A. Lunsford
Name:	Kyoichi Kissei	Name:	Mark A. Lunsford
Title:	Sr. Managing Director	Title:	EVP Sales - Worldwide
Date:	April 1st, 2015	Date:	April 1, 2015

EXHIBIT A

PRODUCTS

All products listed in the most current Pricebook of SiTime Corporation, a Delaware corporation, with offices located at 990 Almanor Ave, Sunnyvale, CA 94085.

EXHIBIT B

TERRITORY

1.	Distributor shall have exclusive distribution rights in the Territory listed below for all Products listed in Exhibit A.

The Territory shall include the following country:

Japan

EXHIBIT C

MegaChips Corporation acknowledges and agrees that the goods, software, and technology subject to this Agreement are subject to the export control laws and regulations of the United States, including but not limited to the Export Administration Regulations (“EAR”), and sanctions regimes of the U.S. Department of Treasury, Office of Foreign Asset Controls. MegaChips Corporation will comply with these laws and regulations. MegaChips Corporation shall not, without prior U.S. government authorization, export, reexport, or transfer any goods, software, or technology subject to this Agreement, either directly or indirectly, to any country subject to a U.S. trade embargo (currently Cuba, Iran, North Korea, Sudan, and Syria) or to any resident or national of any such country, or to any person or entity listed on the “Entity List”, “Unverified List” or “Denied Persons List” maintained by the U.S. Department of Commerce or the list of “Specifically Designated Nationals and Blocked Persons” maintained by the U.S. Department of Treasury. In addition, any software or any technology subject to this Agreement may not be exported, reexported, or transferred to an end-user engaged in activities related to weapons of mass destruction. Such activities include but are not limited to activities related to: (1) the design, development, production, or use of nuclear materials, nuclear facilities, or nuclear weapons; (2) the design, development, production, or use of missiles or support of missiles projects; and (3) the design, development, production, or use of chemical or biological weapons

Confidential

Memorandum of Understanding

This Memorandum of Understanding (the “MOU”) is made by and between;

SiTime Corporation, a company incorporated under the laws of the State of California, USA and having its principal place of business at 990 Almanor Avenue Sunnyvale, CA 94085 U.S.A, (hereinafter referred to as “SiTime”); and

MegaChips Corporation, a company incorporated under the laws of Japan and having its principal place of business at Shin-Osaka Hankyu Building, 1-1-1 Miyahara, Yodogawa-ku, Osaka, 532-0003 Japan (hereinafter referred to as “MegaChips”);

in relation to the Distribution Agreement entered into as of April 1st, 2015 by and between SiTime and MegaChips (the “Agreement”).

1.	SiTime and MegaChips agrees with the followings:

i)	Price of the product in relation to the Product which is sold by SiTime to MegaChips shall be set at ninety four percent (94%) of MegaChips’ sales price to its customer;

ii)

The percentage mentioned in paragraph i) above shall be reviewed by the agreement of both Parties, considering the change of the function of both parties hereto in the Agreement and the result of the study of transfer price taxation.

ii)

Initial term of this MOU shall commence on the date as the last signature date indicated below and shall continue until March 31st, 2016. However, this Agreement will be automatically renewed and extended on year basis unless otherwise either party hereto provides the one (1) month prior written notice of non-renewal to the other party hereto by such expiry date.

2.

Except as set forth in this MOU, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this MOU and the Agreement or any earlier amendment, the terms of this MOU will prevail.

IN WITNESS WHEREOF, this MOU has been executed by the parties on the last signature date indicated below.

SiTime Corporation:		MegaChips Corporation:

By:	/s/ Mark A. Lunsford	By:	/s/ Kyoichi Kissei
Print Name: Mark A. Lunsford		Printed Name: Kyoichi Kissei
Title: EVP Sales Worldwide		Title: Sr. Managing Director
Date: April 1, 2015		Date: April 1st, 2015

Confidential

Memorandum of Understanding

This Memorandum of Understanding (the “MOU”) is made by and between;

SiTime Corporation, a company incorporated under the laws of the State of California, USA and having its principal place of business at 5451 Patrick Henry Drive Santa Clara, CA 95054 U.S.A, (hereinafter referred to as “SiTime”); and

MegaChips Corporation, a company incorporated under the laws of Japan and having its principal place of business at Shin-Osaka Hankyu Building, 1-1-1 Miyahara, Yodogawa-ku, Osaka, 532-0003 Japan (hereinafter referred to as “MegaChips”);

in relation to the Distribution Agreement (the “Agreement”) and Memorandum of Understanding (the “Former MOU”), both entered into as of April 1st, 2015 by and between SiTime and MegaChips:

1.	SiTime and MegaChips agrees with the followings:

i)	Price of the product in relation to the Product which is sold by SiTime to MegaChips shall be set at ninety six percent (96%) of MegaChips’ sales price to its customer;

ii)

The percentage mentioned in paragraph i) above shall be reviewed by the agreement of both Parties, considering the change of the function of both parties hereto in the Agreement and the result of the study of transfer price taxation.

iii)

Initial term of this MOU shall commence on the date as the last signature date indicated below and shall continue until December 31st, 2019. However, this Agreement will be automatically renewed and extended on year basis unless otherwise either party hereto provides the one (1) month prior written notice of non-renewal to the other party hereto by such expiry date.

2.	The Former MOU shall expire concurrently with the execution of this MOU.

3.

Except as set forth in this MOU, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this MOU and the Agreement or any earlier amendment, the terms of this MOU will prevail.

IN WITNESS WHEREOF, this MOU has been executed by the parties on the last signature date indicated below.

SiTime Corporation:		MegaChips Corporation:

By:	/s/ Bruce P. Potvin	By:	/s/ Sadahiro Kan
Print Name: Bruce P. Potvin		Printed Name: Sadahiro Kan
Title: Vice President Global Sales		Title: GM, Sales Dep., Application Technology Dev. Div.
Date: January 1, 2019		Date: January 1, 2019